Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:	Edward M. Jamison	702.878.0700
	President, Chief Executive Officer and Chairman of the Board

	Patrick Hartman	702.947.3514
	Executive Vice President, Chief Financial Officer

COMMUNITY BANCORP ANNOUNCES

50.0% INCREASE IN EARNINGS AND STRONG EARNINGS PER SHARE OF $0.54 – 21% ANNUALIZED LOAN GROWTH AND STRONG CREDIT QUALITY

LAS VEGAS, Nev. – (BUSINESS WIRE)—July 19, 2007— Community Bancorp (NASDAQ: CBON), the Las Vegas-based community bank holding company with $1.7 billion in total assets as of June 30, 2007, operating through Community Bank of Nevada and Community Bank of Arizona, today announced financial results for the three and six months ended June 30, 2007.

Highlights for the Second Quarter 2007

Linked Quarter

•	Net income of $5.6 million or $.54 per share fully diluted.

•	Annualized loan growth of 21.2%, an increase of $68.5 million, for the second quarter 2007 and $113.2 million for the first half of 2007.

•	Non-performing loans were $1.3 million at June 30, 2007 or 10 basis points of gross loans.

2007 versus 2006

•

Net income for the second quarter 2007 increased 50.0% to $5.6 million, or $0.54 per fully diluted share, compared to $3.8 million, or $0.50 per fully dilutive share, for the second quarter of 2006. Net income for the first half of 2007 increased to $11.1 million, or $1.06 per fully dilutive share, from $7.2 million, or $0.96 per fully dilutive share, in the first half of 2006.

•

Net interest income before provision for loan losses for the second quarter of 2007 increased 44.0% to $17.8 million compared to $12.4 million in the same period in 2006 and increased 49.5% to $35.3 million for the first half of 2007 compared to $23.6 million for same period in 2006.

•

Noninterest income for the second quarter of 2007 increased 69.6% to $1.0 million compared to $592,000 in the same quarter of 2006 and increased 64.8% to $1.9 million for the first half of 2007 as compared to $1.1 million in the same period in 2006.

•	Non-performing loans decreased to 0.10% of total loans at June 30, 2007 compared to 0.21% at June 30, 2006.

Financial Performance

2007 versus 2006

Return on average shareholders’ equity. For the second quarter and first half of 2007, the Company’s return on average shareholders’ equity (“ROAE”) was 9.9% compared to 13.4% and 13.1%, respectively, for the same periods in 2006. The decrease in ROAE was primarily due to the issuance of approximately 3.0 million shares of Community Bancorp common stock, or $94.7 million, in October 2006 as part of the acquisition of Valley Bancorp. The acquisition of Valley Bancorp combined with the acquisition of Community Bank of Arizona, which was a cash transaction, resulted in approximately $96.2 million and $4.4 million of average goodwill and core deposit intangibles (assets that produce no measurable income) for the three and six months ended June 30, 2007, respectively.

Excluding goodwill and core deposit intangibles, the Company’s return on average tangible shareholders’ equity increased to 21.6% and 21.9% for the second quarter and first half of 2007, respectively, as compared to 16.9% and 16.7% in the same periods in 2006.

Diluted earnings per share grew to $0.54 and $1.06, respectively, compared to $0.50 and $0.96 for the three and six months ended June 30, 2006, respectively. The moderate growth in the Company’s diluted earnings per share reflects the issuance of approximately 3.0 million shares in the fourth quarter 2006 as part of the acquisition of Valley Bancorp.

Return on average assets. Return on average assets (“ROAA”) decreased to 1.4% for the second quarter and first half of 2007 compared to 1.5% for the same periods in 2006. The decrease in ROAA was due to the $100.6 million increase in average goodwill and core deposit intangibles resulting from the Company’s 2006 acquisitions. These assets produce no measurable income, but significantly increased the Company’s average assets in the second quarter and first half of 2007 compared to the same periods in 2006.

Operating efficiency. The Company’s efficiency ratio increased to 51.2% and 51.3% for the second quarter and first half of 2007 compared to 51.1% and 50.0% for the same periods in 2006. The increases in the efficiency ratio, during a period of increased operational costs due to branch expansion in Nevada and Arizona, was anticipated as the Company has not yet fully realized all cost efficiencies anticipated from the 2006 acquisitions.

“We are encouraged by the 2007 second quarter and first half of the year results. Profitability, organic loan growth, and the quality of the loan portfolio remained strong. Annualized loan growth of 21%, a reduction in non-performing loans, and improving profits for the second quarter 2007 indicates our strategies are effective. We continue to see improvements and the effect of synergies from our acquisitions during the first half of the year and anticipate additional improvements as we move through the balance of the year. Year over year growth in all categories appear to indicate that we are moving forward in the right direction.

The markets in which we operate continue to provide opportunities for growth because of their strong economies. While Nevada and Arizona housing markets are experiencing a decrease in residential permitting and residential home sales on year over year growth basis, we believe that the overall economic matrices appear stronger in both of our primary markets and provide continual growth potential. Fortunately, we have little exposure in the residential home market and therefore have not been impacted to any degree with the slow down and credit issues affecting this market segment. Our core business of banking and commercial real estate construction lending remain strong and provide potential for future growth.

We continue to be excited about 2007 and the potential for organic growth in the markets in which we operate, as we continue our branch expansion and more fully integrate the 2006 acquisitions into the Company over the balance of the year,” said Edward M. Jamison, President and Chief Executive Officer.

Income Statement Results

2007 versus 2006

The Company continued to organically grow its loan portfolio and deposit base during the second quarter and first half of 2007. As a result of this organic growth and the impact of the 2006 acquisitions, interest income, interest expense and the resulting net interest income for the three and six months ended June 30, 2007 increased substantially from the same periods in 2006. The 2006 acquisitions of Community Bank of Arizona (September 2006) and Valley Bancorp (October 2006) resulted in the addition of $367.6 million of gross loans (at acquisition) and a corresponding increase in deposits of $376.0 million (at acquisition).

“The organic loan growth for the second quarter and first half of 2007 are an indication of the Company’s ability to grow and at the same time maintain a high quality loan portfolio. Each of the markets we serve have experienced highs and lows in various segments of their real estate markets during the past 18 months. Our organic growth and credit discipline have demonstrated a consistency of quality underwriting and well managed growth during changing economic circumstances. We are very pleased that we have been able to deliver high quality organic growth” states Lawrence Scott, Executive Vice President and Chief Operating officer.

For the three and six months ended June 30, 2007, interest and dividend income increased to $32.4 million and $63.3 million, respectively, compared to $19.2 million and $35.9 million for the same periods in 2006. The primary driver of these increases was the increase in average loans outstanding due to both organic and acquisition related loan growth. Also impacting interest income was loan yields for the three and six months ended June 30, 2007 which increased to 9.38% and 9.34%, respectively, compared to 9.14% and 8.97%, respectively, for the same periods in 2006. The increase in the loan yields in 2007 as compared to 2006 was due primarily to upward re-pricing of the Company’s rate sensitive loans.

For the three and six months ended June 30, 2007, interest expense increased to $14.6 million and $28.0 million, respectively, compared to the $6.9 million and $12.3 million for the same periods in 2006. The primary cause of these increases was the increase in average interest-bearing liabilities due to both organic and acquisition related growth. Also impacting the increase in average interest bearing-liabilities was the issuance of $51.5 million in trust preferred debt in the third quarter of 2006. For the three and six months ended June 30, 2007, the average cost of interest-bearing liabilities increased to 4.87% and 4.75%, respectively, compared to 3.99% and 3.82%, respectively, reflecting continued competitive pricing pressures on deposits, changes in market rates and usage of other instruments (e.g., trust preferred debt, wholesale deposits and other borrowings) to fund the Company’s growth.

For the three and six months ended June 30, 2007, the Company’s net interest margin was 4.93% and 4.98%, respectively, compared to 5.42% and 5.48%, respectively, in the same period in 2006. The decrease in net interest margin was primarily attributable to continued upward pricing pressures for deposits and other funding liabilities over the first half of 2007 in a stable prime rate environment.

For the three and six months ended June 30, 2007, net interest income before provision for loan losses increased 44.0% and 49.5%, respectively, compared to the same periods in 2006, as interest earned on higher loan volumes and increased yields outweighed the effect of increased funding liabilities and higher cost of funds. Impacting net interest income for the three and six months ended June 30, 2007 was the addition of gross loans and deposits from the 2006 acquisition as well as the issuance of trust preferred debt in 2006.

A provision for loan losses of $486,000 was recorded for the second quarter of 2007 compared to $625,000 for the second quarter of 2006 and $968,000 for the first half of 2007 and compared to $1.6 million for the first half of 2006. The allowance for loan losses was $16.0 million, or 1.17% of total loans, as of June 30, 2007 compared to $15.0 million, or 1.19% of total loans, at December 31, 2006.

“An in-depth analysis of the Company’s loan portfolio indicates our allowance for loan losses is adequate based on the low levels of non-performing loans as well as overall classified assets and delinquencies. We experienced a reduction in the overall dollar amount of impaired loans during the second quarter of 2007 and a reduction year to date as well. Based on our review of the portfolio and with an anticipation of continued economic growth we may see further improvement,” states Don Bigger, Executive Vice President and Chief Credit Administrator.

Non-interest income increased 69.6%, or $412,000, to $1.0 million for the second quarter of 2007 compared to $592,000 for the second quarter of 2006 and increased 64.8%, or $736,000, to $1.9 million for the first half of 2007 compared to $1.1 million for the first half of 2006. While the Company continued to experience organic growth throughout 2006 and the first half of 2007, the increase in non-interest income was due primarily to the 2006 acquisitions (e.g., acquisition of additional customer accounts from which customer service fees are earned) and the increase in gain on sale of loans that included a gain of approximately $163,000 related to the sale of the Company’s credit card portfolio during the second quarter of 2007.

As a result of the acquisitions of Community Bank of Arizona and Valley Bancorp, the Company increased its branch network by six and added approximately eighty full-time equivalent employees. In addition to this expansion through acquisitions, the Company added three new branches (and closed one branch) during the quarter ended June 30, 2007. This expansion of facilities and human resources was the primary driver to the Company’s increased non-interest expense and increased efficiency ratio for the three and six months ended June 30, 2007 as compared to the same periods in 2006. Cost associated with the opening of the new branches amounted to approximately $225,000 for the first half of 2007.

Balance Sheet Management

Total assets increased by 5.9% to $1.7 billion as of June 30, 2007, from $1.6 billion as of December 31, 2006. The increase in total assets was driven primarily by a $113.2 million increase in gross loans off set in part by reductions in cash and cash equivalents and securities available for sale of $9.8 million and $14.3 million, respectively, from December 31, 2006 to June 30, 2007. Asset growth during the first half of 2007 was funded primarily through increases in deposits of $50.3 million and Federal Home Loan Bank borrowings of $32.1 million.

Gross loans increased to $1.37 billion, an increase of $68.5 million, or 5.3%, from March 31, 2007 and $113.2 million, or 9.0%, from December 31, 2006. Credit quality remained strong with non-performing loans at $1.3 million, or 0.10% of gross loans, at June 30 and March 31, 2007. Compared to June 30, 2006 when non-performing loans were $1.7 million, or 0.21% of gross loans, non-performing loans at June 30, 2007 have decreased $374,000 or 11 basis points of gross loans.

As of June 30, 2007 and December 31, 2006, gross loans represented 82.2% and 79.8%, respectively, of total assets. The Company’s lending activities consist primarily of commercial and industrial, commercial real estate and construction and land development. For the first half of 2007 the largest increase in the loan portfolio was real estate – construction and land development, which increased 15.5%, indicating a continued demand for this product in the Company’s primary markets. As of June 30, 2007, real estate – construction and land development represented 58.0% of the Company’s gross loans. The Company’s gross loan portfolio as of June 30, 2007 consisted of commercial and industrial loans—11.6% and real estate—88.0%. None of the Company’s loan portfolio involves sub-prime lending or 1st trust deed residential real estate mortgages.

Total deposits increased by $50.3 million, or 4.3% to $1.23 billion as of June 30, 2007, from $1.18 billion as of December 31, 2006. The increase in deposits is directly attributed to an increase in interest bearing demand deposits and time deposits, driven, in part, by the Company’s participation in several wholesale deposit programs.

Capital Ratios

Our capital ratios continue to be above the well-capitalized guidelines established by bank regulatory agencies.

Business Strategy

“With our continued expansion in Southern Nevada and the Phoenix, Arizona markets (two new branches added in first half of 2007 and another planned to open in the next sixty days) and the integration of Valley Bank’s branch network, we are now taking advantage of our increased size and market reach. We believe that the Southern Nevada and Phoenix markets provide opportunities for continued organic growth in both loans and deposits. Both of these markets are dynamic economies with population growth and an increasing employment base that provide the economic drivers to benefit our banks and enhance the value to our shareholders. We continue to seek organic growth and expansion by acquisition as part of our overall strategic plan. Our 2007 first half results indicate our strategies are working and that the full synergies of the acquisition and continued strong organic growth will provide a solid return. We are committed to increasing ROAE and ROAA, improving our efficiency ratio and deliver to our shareholders improved earnings,” said Edward M. Jamison.

About Community Bancorp

Community Bancorp is a bank holding company headquartered in Las Vegas, Nevada with five wholly-owned subsidiaries: 1) Community Bank of Nevada, 2) Community Bank of Arizona, 3) Community Bancorp (NV) Statutory Trust I, 4) Community Bancorp (NV) Statutory Trust II and 5) Community Bancorp (NV) Statutory Trust III. Community Bancorp exists primarily for the purpose of holding the stock of its wholly-owned subsidiaries and facilitating their activities. Community Bank of Nevada is a Nevada state chartered bank providing a full range of commercial and consumer bank products through thirteen branches located in the greater Las Vegas area and two loan production offices in southern California and Arizona. Community Bank of Arizona (formerly Cactus Commerce Bank), is an Arizona state chartered bank providing a full range of commercial and consumer bank products through two branches located in the greater Phoenix, Arizona area. We provide commercial banking services, including real estate, construction and commercial loans and SBA loans, to small- and medium-sized businesses.

For more information about Community Bancorp, visit our website at www.communitybanknv.com.

Attached to this press release is summarized financial information for the quarter ended June 30, 2007.

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to loan production, balance sheet management, the economic condition of the markets in Las Vegas, Nev., or Phoenix, Ariz., net interest margin, loan quality, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in,” “management expects that,” “will continue,” “is anticipated,” “estimate “projected,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Community Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp under PSLRA’s safe harbor provisions.

COMMUNITY BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

June 30, 2007 and December 31, 2006 (Unaudited)

	June 30, 2007	December 31, 2006
	(In thousands, except share data)
ASSETS
Cash and due from banks	$22,874	$28,694
Interest bearing deposits in other banks	4,115	8,501
Federal funds sold	9,366	8,921

Cash and cash equivalents	36,355	46,116

Securities available for sale, at fair value	93,548	107,849
Securities held to maturity, at amortized cost (fair value of $1,223 as of June 30, 2007 and $1,334 as of December 31, 2006)	1,211	1,309
Required equity investments, at cost	12,432	6,589
Loans, net of allowance for loan losses of $15,985 as of June 30, 2007 and $14,973 as of December 31, 2006	1,344,896	1,234,841
Premises and equipment, net	25,437	24,133
Accrued interest and dividends receivable	8,285	7,668
Deferred income taxes, net	55	875
Bank owned life insurance	10,299	10,071
Goodwill	115,126	115,865
Core deposit intangible, net of accumulated amortization of $1,808 as of June 30, 2007 and $1,138 as of December 31, 2006	8,151	8,821
Other assets	7,391	6,242

Total assets	$1,663,186	$1,570,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest bearing	$187,621	$205,115
Interest bearing:
Demand	561,915	510,454
Savings	40,527	60,480
Time, $100,000 or more	201,679	164,954
Other time	234,795	235,273

Total deposits	1,226,537	1,176,276

Borrowings	109,834	77,695
Accrued interest payable and other liabilities	8,935	9,907
Junior subordinated debt	87,630	87,630

Total liabilities	1,432,936	1,351,508

Stockholders’ equity
Common stock, par value: $0.001; shares authorized: 30,000,000; shares issued: 10,454,299 as of June 30, 2007 and 10,423,188 as of December 31, 2006	10	10
Additional paid-in capital	168,091	167,359
Retained earnings	63,493	52,402
Accumulated other comprehensive loss, net of tax	(1,059)	(615)

	230,535	219,156
Less cost of treasury stock, 34,375 shares	(285)	(285)

Total stockholders’ equity	230,250	218,871

Total liabilities and stockholders’ equity	$1,663,186	$1,570,379

COMMUNITY BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

For the three and six months ended June 30, 2007 and 2006 (Unaudited)

	For the three months ended		For the six months ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
	(In thousands, except per share data)
Interest and dividend income:
Loans, including fees	$30,439	$17,492	$59,373	$32,907
Securities and investments	1,448	999	2,884	1,999
Federal funds sold	529	734	1,047	1,000

Total interest and dividend income	32,416	19,225	63,304	35,906

Interest expense on:
Deposits	11,926	5,543	22,623	9,914
Borrowings	1,149	685	2,301	1,123
Junior subordinated debt	1,543	638	3,073	1,248

Total interest expense	14,618	6,866	27,997	12,285

Net interest income before provision for loan losses	17,798	12,359	35,307	23,621

Provision for loan losses	486	625	968	1,607

Net interest income after provision for loan losses	17,312	11,734	34,339	22,014

Non-interest income:
Service charges and other income	557	434	1,185	883
Bank owned life insurance	111	85	229	126
Net swap settlements	44	38	92	53
Rental income	38	35	76	73
Gain on sale of securities	4	—	4	—
Net gain on sale of loans	250	—	285	—

Total non-interest income	1,004	592	1,871	1,135

Non-interest expense:
Salaries, wages and employee benefits	5,589	3,363	11,301	6,405
Occupancy, equipment and depreciation	1,227	815	2,423	1,556
Core deposit intangible amortization	335	190	670	381
Data processing	268	201	583	456
Advertising and public relations	464	337	737	491
Professional fees	428	277	700	635
Telephone and postage	193	89	394	164
Stationery and supplies	192	124	358	203
Directors fees	50	584	178	687
Insurance	140	84	259	164
Software maintenance	116	59	221	93
Loan related	82	51	177	110
Other operating expenses	539	449	1,080	953

Total non-interest expense	9,623	6,623	19,081	12,298

Income before income tax provision	8,693	5,703	17,129	10,851
Income tax provision	3,050	1,940	6,037	3,663

Net income	$5,643	$3,763	$11,092	$7,188

EARNINGS PER SHARE:
Basic	$0.54	$0.51	$1.06	$0.97

Diluted	$0.54	$0.50	$1.06	$0.96

Weighted average shares outstanding
Basic	10,419,924	7,385,382	10,417,919	7,384,003

Diluted	10,488,289	7,476,720	10,490,016	7,482,050

DISTRIBUTION, RATE AND YIELD ANALYSIS OF NET INTEREST INCOME

	Three Months Ended June 30,
	2007		2006
	Average Balance	Annualized Average Rate/Yield (7)(8)	Average Balance (9)	Annualized Average Rate/Yield (7)(8)
	(In thousands, except percentage data)
Assets:
Interest earning assets:
Loans (1)(2)	$1,301,307	9.38%	$767,202	9.14%
Investment securities (3)(4)	115,495	5.42%	94,526	4.81%
Federal funds sold	40,674	5.21%	61,189	4.81%

Total interest earning assets (3)	1,457,476	8.95%	922,917	8.40%
Non-interest earning assets:
Cash and due from banks	23,348		19,272
Goodwill and intangibles	123,427		23,660
Other assets	35,223		24,043

Total assets	$1,639,474		$989,892

Liabilities and stockholders’ equity:
Interest bearing liabilities:
Deposits:
Interest bearing demand	$69,625	2.71%	$47,588	2.17%
Money market	506,738	4.65%	314,384	3.68%
Savings	41,175	2.72%	6,067	0.73%
Time	408,380	5.20%	227,176	4.22%

Total interest bearing deposits	1,025,918	4.66%	595,215	3.74%

Borrowings	89,562	5.15%	59,500	4.62%
Junior subordinated debt	87,630	7.06%	36,083	7.09%

Total interest bearing liabilities	1,203,110	4.87%	690,798	3.99%
Non-interest bearing liabilities:
Demand deposits	195,581		178,607
Other liabilities	12,313		7,746

Total non-interest bearing liabilities	1,411,004		877,151
Stockholders’ equity	228,470		112,741

Total liabilities and stockholders’ equity	$1,639,474		$989,892

Net interest income	$17,798		$12,359

Net interest spread (5)		4.08%		4.41%

Net interest margin (3)(6)		4.93%		5.42%

(1)	Includes average non-accrual loans of $1.1 million and $1.3 million at June 30, 2007 and 2006, respectively.
(2)	Net loan fees of $2.0 million and $1.4 million are included in the yield computations for the three months ended June 30, 2007 and 2006, respectively.
(3)	Yields on securities, total interest-bearing assets and net interest margin have adjusted to a tax-equivalent basis.
(4)	Includes securities available for sale, securities held to maturity, interest bearing deposits in other banks and required equity investments.
(5)	Net interest spread represents the average yield earned on interest earning assets less the average rate paid on interest bearing liabilities.
(6)	Net interest margin is computed by dividing net interest income by total average earning-assets.
(7)	Average rates/yields for these periods have been annualized.
(8)	Yields are computed based on actual number of days during the quarter. As a result, yields in prior periods have been adjusted to conform with current presentation.
(9)	Certain average balances and income in prior periods have been reclassified to conform with current presentation.

DISTRIBUTION, RATE AND YIELD ANALYSIS OF NET INTEREST INCOME

	Six Months Ended June 30,
	2007		2006
	Average Balance	Annualized Average Rate/Yield (7)(8)	Average Balance (9)	Annualized Average Rate/Yield (7)(8)
	(In thousands, except percentage data)
Assets:
Interest earning assets:
Loans (1)(2)	$1,282,448	9.34%	$739,957	8.97%
Investment securities (3)(4)	116,965	5.35%	95,100	4.72%
Federal funds sold	39,958	5.28%	42,734	4.72%

Total interest earning assets (3)	1,439,371	8.90%	877,791	8.30%

Non-interest earning assets:
Cash and due from banks	24,144		19,908
Goodwill and intangibles	123,544		23,925
Other assets	34,704		23,899

Total assets	$1,621,763		$945,523

Liabilities and stockholders’ equity:
Interest bearing liabilities:
Deposits:
Interest bearing demand	$66,247	2.63%	$45,345	2.17%
Money market	490,091	4.64%	300,266	3.44%
Savings	47,785	2.73%	6,603	0.73%
Time	407,863	4.87%	210,318	4.10%

Total interest bearing deposits	1,011,986	4.51%	562,532	3.55%

Borrowings	90,073	5.15%	50,012	4.53%
Junior subordinated debt	87,630	7.07%	36,083	6.97%

Total interest bearing liabilities	1,189,689	4.75%	648,627	3.82%

Non-interest bearing liabilities:
Demand deposits	195,086		179,533
Other liabilities	11,290		6,411

Total non-interest bearing liabilities	1,396,065		834,571
Stockholders’ equity	225,698		110,952

Total liabilities and stockholders’ equity	$1,621,763		$945,523

Net interest income	$35,307		$23,621

Net interest spread (5)		4.15%		4.48%

Net interest margin (3)(6)		4.98%		5.48%

(1)	Includes average non-accrual loans of $1.2 million and $951,000 at June 30, 2007 and 2006, respectively.
(2)	Net loan fees of $3.7 million and $2.5 million are included in the yield computations for the six months ended June 30, 2007 and 2006, respectively.
(3)	Yields on securities, total interest-bearing assets and net interest margin have adjusted to a tax-equivalent basis.
(4)	Includes securities available for sale, securities held to maturity, interest bearing deposits in other banks and required equity investments.
(5)	Net interest spread represents the average yield earned on interest earning assets less the average rate paid on interest bearing liabilities.
(6)	Net interest margin is computed by dividing net interest income by total average earning-assets.
(7)	Average rates/yields for these periods have been annualized.
(8)	Yields are computed based on actual number of days during the quarter. As a result, yields in prior periods have been adjusted to conform with current presentation.
(9)	Certain average balances and income in prior periods have been reclassified to conform with current presentation.

KEY PERFORMANCE INDICATORS	2nd Quarter 2007	2nd Quarter 2006	Percentage Change	1st Half 2007	1st Half 2006	Percentage Change
	(In thousands, except share and percentage data)			(In thousands, except share and percentage data)
SELECTED FINANCIAL RATIOS
Return on average assets	1.38%	1.52%	-9.2%	1.38%	1.53%	-9.8%
Return on average stockholders’ equity	9.91%	13.39%	-26.0%	9.91%	13.06%	-24.1%
Net interest margin (1)	4.93%	5.42%	-9.0%	4.98%	5.48%	-9.1%
Efficiency ratio (2)	51.18%	51.14%	0.1%	51.32%	49.68%	3.3%

Capital Ratios
Consolidated leverage capital ratio				12.22%	13.16%	-7.1%
Consolidated risk-based capital ratio				12.07%	13.89%	-13.1%
Consolidated total risk-based capital ratio				13.63%	14.95%	-8.8%

Asset Quality Ratios
Non-performing loans (3)				$1,311	$1,685	-22.2%
Non-performing assets (4)				$1,311	$1,685	-22.2%
Non-performing loans to total loans				0.10%	0.21%	-52.4%
Non-performing assets to total assets				0.08%	0.17%	-52.9%
Allowance for loan losses to total loans				1.17%	1.21%	-3.3%
Allowance for loan losses to non-performing assets				1,219%	578%	111%
Allowance for loan losses to non-performing loans				1,219%	578%	111%
Net charge-offs (recoveries) to average loans (5)	0.04%	0.00%	100.0%	(0.01)%	0.00%	100.0%

(1)	Net interest margin represents net interest income on a tax equivalent basis as a percentage of average interest-earning assets.
(2)	Efficiency ratio represents non-interest expenses, excluding provision for loan losses, as a percentage of the aggregate of net interest income and non-interest income.
(3)	Non-performing loans are defined as loans that are past due 90 days or more plus loans placed in non-accrual status.
(4)	Non-performing assets are defined as assets that are past due 90 days or more plus assets placed in non-accrual status plus other real estate owned.
(5)	Annualized.

COMPOSITE OF LOAN PORTFOLIO	June 30, 2007%		March 31, 2007%		December 31, 2006%
	(In thousands)
Commercial and industrial	$158,028	11.6%	$171,537	13.2%	$177,583	14.2%
Real estate:
Commercial	364,625	26.7%	350,394	27.0%	347,072	27.7%
Residential	40,719	3.0%	38,229	2.9%	35,150	2.8%
Construction and land development	797,103	58.3%	730,359	56.3%	686,267	54.7%
Consumer and other	5,887	0.4%	7,341	0.6%	7,139	0.6%

Total gross loans	1,366,362	100.0%	1,297,860	100.0%	1,253,211	100.0%

Less:
Allowance for loan losses	15,985		15,615		14,973
Net unearned loan fees and discounts	5,481		4,691		3,397

Total net loans	$1,344,896		$1,277,554		$1,234,841

Gross loans to total assets	82.2%		76.3%		79.8%

	For the three months ended June 30,		For the six months ended June 30,
ALLOWANCE FOR LOAN LOSSES	2007	2006	2007	2006
	(In thousands)
Balance at beginning of period	$15,615	$9,098	$14,973	$8,117

Provision for loan losses	486	625	968	1,607
Less amounts charged off	(129)	—	(228)	(26)
Recoveries of amounts charged off	13	7	272	32

Balance at end of period	$15,985	$9,730	$15,985	$9,730